Exhibit 99.1

Contact:

Investors:	Media:
Thomas Walsh	Matt McLoughlin
Partner	Senior Account Executive
Alliance Advisors, LLC	Gregory FCA
212.398.3486	610.996.4264
twalsh@allianceadvisors.net	matt@gregoryfca.com

For Immediate Release:

GLOBAL RESOURCE CORPORATION ENTERS INTO LICENSE AGREEMENT WITH UNIVERSAL ALTERNATIVE FUELS, INC.

GBRC receives cash payment of $750,000 for the grant of a worldwide exclusive license for the use of its technology in processing coal and oil shale

Mt. Laurel, N.J. - October 20, 2009 - Global Resource Corporation (Other OTC:GBRC) (“GBRC”), a developer of a patent-pending microwave technology, today announced an agreement with Universal Alternative Fuels, Inc. (the “Licensee”) that grants worldwide, exclusive, royalty free license for the use of GBRC’s patent-pending microwave technology for oil shale and coal applications.

Under the terms and conditions of the License Agreement, the Licensee’s interests are secured by a charge over the specific technology rights related to the licensed Field of Use, oil shale and coal, and GBRC’s existing development prototype unit.

GBRC will receive a $750,000 cash payment. In addition, under the terms of the License Agreement:

➢	GBRC will remain the exclusive manufacturer of any microwave units used and /or sold by the Licensee under the License Agreement.
➢	The company will receive and retain a 20% equity interest in the Licensee.
➢	GBRC will, in certain circumstances, have the right to re-purchase the license from the Licensee.

“This transaction provides GBRC with additional capital and advances the implementation of GBRC’s emerging business strategy,” says Peter Worthington, Chief Executive of Global Resource Corporation. “Part of that strategy involves the company focusing technology development and commercialization efforts and resources on more easily achievable applications, such as conversion of waste tires into high value carbon products and hydrocarbons. This is an important step in that direction.”

Worthington continued, “It also enables GBRC to enlist the assistance of third parties to accelerate the research, development and commercialization of longer-term applications for our technology, such as oil shale and coal.”

GBRC has now secured two important technology development relationships with the intent of achieving earlier technology development and commercialization. The first was  the previously announced joint development agreement with Schlumberger (NYSE: SLB) for heavy oil in May 2009, now joined by the License Agreement with Universal Alternative Fuels, Inc. for oil shale and coal.

Worthington concluded, “We are pleased to have attracted a firm that understands the potential of our technology for application to oil shale and coal, and is focused on attracting the necessary resources to move rapidly towards product development and commercialization in those industries.”

Global Resource Corporation’s proprietary technology and processes provide a highly energy efficient, emissions free way to convert a wide range of materials into higher value energy and carbon products. This includes potential feedstock conversion of scrap tires, municipal waste, tanker sludge, heavy oil, coal and shale to valuable energy and carbon products.

The terms and conditions of the License Agreement and related agreements will be filed via an 8-K SEC filing.

About Global Resource Corporation

Global Resource Corporation (Other OTC:GBRC) is a developer of a patent-pending microwave technology for a range of applications to such materials as waste tires, heavy oil, shale deposits, tar sands, coal, municipal solids wastes (MSW), drill cuttings and muds, and the like.

Its process produces materially more economic products at lower cost than existing or competing processes. Because the process takes place in an enclosed environment it is substantially emission-free and an efficient and cost-effective tool for cleaning relevant environmental wastes and toxic materials.

For more information visit: www.globalresourcecorp.com

Forward-Looking Statements:

This news release contains forward-looking statements regarding Global Resource Corp.'s business strategies and future plans of operations. Forward-looking statements involve known and unknown risks and uncertainties. The forward-looking statements contained in this news release speak only as of the date hereof and Global Resource disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in Global Resource's expectations or future events.

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